Exhibit 10.18

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), entered into as of March 18, 2015, by and among Kornit Digital Ltd., an Israeli company (the “Company”), and Fortissimo Capital Fund II (Israel) L.P., a partnership organized under the laws of the Cayman Islands (together with its affiliates, successors and assigns, “Fortissimo”).

WITNESSETH :

WHEREAS, the Company and Fortissimo are party to that certain Management Services Agreement, dated as of August 11, 2011 (the “Management Agreement”); and

WHEREAS, in connection with the Company’s proposed initial public offering of ordinary shares (the “IPO”), the Company and Fortissimo wish to terminate and discharge certain obligations of the parties under the Management Agreement, subject to the limitations set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I.
Termination

1.1.        Termination of Certain Provisions of the Management Agreement. In consideration for the payment of the Termination Fee (as defined below) to Fortissimo, the Company and Fortissimo hereby agree to terminate the Management Agreement effective immediately upon the closing of the IPO (the “Closing”) and hereby agree that the Company and Fortissimo shall have no further rights or obligations under such Sections following such date; provided that Fortissimo shall be entitled to receive a pro rata portion of the Management Fee (as defined in the Management Agreement) through the Closing. Fortissimo agrees it shall not be entitled to any payment on account of Additional Fee (as defined in the Management Agreement) upon termination of the Management Agreement.

1.2.        Termination Fee. The Company hereby agrees to pay to Fortissimo $750,000 (the “Termination Fee”) in consideration for the agreements set forth herein, such Termination Fee to be payable in immediately available funds immediately following the Closing. For the avoidance of any doubt, any fee or other amount paid to Fortissimo pursuant to the Management Agreement prior to the Closing shall be non-refundable by Fortissimo and any fee or other amount owed to Fortissimo pursuant to the Management Agreement prior to the Closing shall remain payable and shall be paid to Fortissimo immediately following the Closing.

1.3.        Termination. This Agreement shall terminate and cease to have any force or effect in the event that the Closing does not occur before June 30, 2015.

Article II.
Miscellaneous

2.1.        Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) among the parties with respect to such subject matter.

2.2.        Captions. Article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

2.3.        Governing Law; Waiver. This Agreement and the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to rules respecting conflict of law that would cause the laws of any jurisdiction other than the State of Israel to be applied. The competent courts of Tel Aviv-Jaffa shall have sole and exclusive jurisdiction to hear and resolve any disputes among the parties related to this Agreement.

2.4.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KORNIT DIGITAL LTD.

By:	/s/ Guy Avidan
Name: Guy Avidan
Title: CFO

Fortissimo Capital Fund II (Israel) L.P.

By:	Fortissimo Capital Fund II (GP), L.P., its general partner,

By:	Fortissimo Capital 2 Management (GP) Ltd., its general partner

By:	/s/ Yuval Cohen
Name:
Title:

[Signature Page to Termination Agreement]